EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

K-III COMMUNICATIONS CORPORATION:

    We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-3691 of K-III Communications Corporation on Form S-4 of our reports dated February 6, 1996, with respect to the consolidated financial statements and financial statement schedules of K-III Communications Corporation, appearing in Amendment No. 1 to the Annual Report on Form 10-K/A of K-III Communications Corporation for the year ended December 31, 1995 and our report dated March 8, 1996, with respect to the financial statements of the Cahners Consumer Magazines Division (a Division of Reed Elsevier, Inc.), appearing in Amendment No. 1 to the Current Report on Form 8-K/A, dated March 15, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP


NEW YORK, NEW YORK
June 21, 1996